Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-4 of ChipMOS TECHNOLOGIES INC. of our report dated April 18, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in ChipMOS TECHNOLOGIES (Bermuda) LTD's Annual Report on Form 20-F for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, Taiwan
Taipei, Taiwan

Republic of China
April 18, 2016